Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Jane Nelson
Secretary of State

Office of the Secretary of State

The undersigned, as Secretary of State of Texas, does hereby certify that the attached is a true and correct copy of each document on file in this office as described below:

ETX Park Fund #2 LLC
Filing Number: 804392331

Certificate of Formation	January 18, 2022
Certificate of Amendment	February 27, 2023

In testimony whereof, I have hereunto signed my name officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on March 13, 2023.

Jane Nelson
Secretary of State

Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
FAX: 512/463-5709

Filing Fee: $300

Certificate of Formation
Limited Liability Company

Filed in the Office of the Secretary of State of Texas
Filing #: 804392331 01/18/2022
Document #: 1112413090002
Image Generated Electronically for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

ETX Park Fund #2 LLC

Article 2 – Registered Agent and Registered Office

☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:
Brent D Beal

C. The business address of the registered agent and the registered office address is:

Street Address:
225 E Parker Rd Nacogdoches TX 75965-75965

Consent of Registered Agent

☐ A. A copy of the consent of registered agent is attached.

OR

☑ B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☐ A. The limited liability company is to be managed by managers.

OR

☑ B. The limited liability company will not have managers. Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:

Managing Member 1: **Brock P Beal** Title: **Managing Member**
Address: **225 E Parker Rd Nacogdoches Tx, USA 75965-75965**
Managing Member 2: **Brent D Beal** Title: **Managing Member**
Address: **225 E Parker Rd Nacogdoches Tx, USA 75965-75965**

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]

Initial Mailing Address

Address to be used by the Comptroller of Public Accounts for purposes of sending tax information.

The initial mailing address of the filing entity is:

225 E Parker Rd
Nacogdoches, Tx 75965
USA

Organizer

The name and address of the organizer are set forth below.

LegalZoom.com, Inc. **101 N Brand Blvd., 11th Flr. Glendale CA 91203**

Effectiveness of Filing

☑ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Cheyenne Moseley, Asst. Secretary of Legalzoom.com, Inc.

Signature of Organizer

FILING OFFICE COPY